Section 19(a) Notice

CHICAGO, June 30, 2023 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 15, 2023 (ex-date June 14, 2023).

The following table sets forth the estimated amounts of the Fund’s June quarterly distribution, payable June 30, 2023, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2023 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.000	0.0%	$0.000	0.0%
Net Realized Foreign Currency Gains	0.000	0.0%	0.001	0.1%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.350	100.0%	1.049	99.9%

Total	$0.350	100.0%	$1.050	100.0%

As of May 31, 2023
Average annual total return on NAV for the 5 years	2.18%
Annualized current distribution rate as a percentage of NAV	12.73%
Cumulative total return on NAV for the fiscal year	-4.53%
Cumulative fiscal year distributions as a percentage of NAV	9.55%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606

Section 19(a) Notice

CHICAGO, September 29, 2023 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.21 per share to shareholders of record at the close of business on September 15, 2023 (ex-date September 14, 2023).

At its June meeting, the Board of Directors voted to maintain the Fund’s Managed Distribution Plan, but to decrease the quarterly distribution rate from its previous level of $0.35 per share to a new level of $0.21 per share. This represents a decrease in the annual distribution level from $1.40 per share to $0.84 per share. The 40% decrease in the distribution reflects the increase in the Fund’s cost of leverage, current and expected earnings, and overall market conditions. The Fund’s investment adviser and Board of Directors believe that the new distribution level should be more sustainable over time and thus that the new level is in the long-term interest of shareholders.

The following table sets forth the estimated amounts of the Fund’s September quarterly distribution, payable September 29, 2023, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2023 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.000	0.0%	$0.000	0.0%
Net Realized Foreign Currency Gains	0.000	0.0%	0.001	0.1%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.210	100.0%	1.259	99.9%

Total	$0.210	100.0%	$1.260	100.0%

As of August 31, 2023
Average annual total return on NAV for the 5 years	1.43%
Annualized current distribution rate as a percentage of NAV	7.84%
Cumulative total return on NAV for the fiscal year	-4.02%
Cumulative fiscal year distributions as a percentage of NAV	11.75%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

200 South Wacker Drive • Suite 500 • Chicago IL 60606

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive • Suite 500 • Chicago IL 60606